Exhibit 99.1
MEADOWBROOK INSURANCE GROUP, INC.
(NYSE — MIG)

CONTACT:	Karen M. Spaun	Holly Moltane
	Chief Financial Officer	Director of External Financial Reporting
	(248) 204-8178	(248) 204-8590

MEADOWBROOK INSURANCE GROUP, INC.
ANNOUNCES PROPOSED EQUITY OFFERING, REVISES 2007
GUIDANCE, AND PROVIDES 2008 GUIDANCE
SOUTHFIELD, MICHIGAN
July 9, 2007
Meadowbrook Insurance Group, Inc. (NYSE:MIG) announced today its plans to offer 7,250,000 shares of common stock in an underwritten public offering pursuant to its recently filed Shelf Registration Statement. Of these shares, 5,500,000 shares are expected to be offered by the Company and 1,750,000 shares are expected to be offered by the Company’s Chairman, Mr. Merton Segal, his wife, or her trust. The Company will not receive any of the proceeds from the sale of shares by Mr. Segal, Mrs. Segal, or her trust.
In conjunction with the offering, the Company will grant the underwriters a 30-day option to purchase up to an additional 1,087,500 shares of common stock to cover over-allotments, if any.
Robert S. Cubbin, President and Chief Executive Officer stated, “The proceeds from the offering will be utilized to reduce the balance on our line of credit, support organic growth within our underwriting operations, fund potential select acquisitions, and for other general corporate purposes. With our recent A.M. Best upgrade to “A-” and the opportunities present in the market, we believe it is an appropriate time to raise and reasonably deploy new capital.”
KeyBanc Capital Markets is lead managing the offering. In addition, Friedman, Billings, Ramsey & Co. and Ferris, Baker Watts, Incorporated are acting as co-managers. ParaCap Group, LLC has been retained as financial advisor for the Company. The Company expects to conclude the offering by mid to late July 2007.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities. The offering of the shares of common stock may be made only by means of a prospectus, copies of which can be obtained from KeyBanc Capital Markets, 800 Superior Avenue, Cleveland, Ohio 44114, or by fax request to (216) 443-3901.
In addition to the proposed equity offering, we are revising our guidance for 2007 and providing guidance for 2008. Our previous guidance for 2007 anticipated net income to grow to between $24.0 million and $26.0 million, or $0.80-$0.85 per share. Our guidance regarding full year 2007 net income continues to be between $24.0 million and $26.0 million after giving effect to the amortization related to our recent acquisition of U.S. Specialty Underwriters, Inc. (“USSU”), which is expected to be partially offset by investment income anticipated from the net proceeds of this proposed offering. After consideration of this proposed offering and our recent acquisition of USSU, we anticipate 2007 earnings to be between $0.73-$0.79 per share. The amortization of intangible assets is expected to be approximately $1.9 million, or approximately $0.04 per share. Our revised guidance also includes the following: a gross written premium target of $370.0 million to $380.0 million, a gross commissions and fees target of $96.0 million to $98.0

PRESS RELEASE	PAGE 2

million, a combined ratio between 97.0% and 98.0%, and growth in our pre-tax income before amortization from agency and managed fees of approximately 30%.
Our full year guidance for 2008 anticipates net income to grow between 25% to 28%, to between $31.0 million and $33.0 million, or $0.83-$0.89 per share. Our 2008 outlook includes the following targets: gross written premium of $410.0 million to $420.0 million, gross commissions and fees of $105.0 million to $110.0 million, a combined ratio between 97.0% and 99.0%, and growth in our pre-tax income before amortization from agency and managed fees of approximately 60%. Our 2008 guidance includes amortization of intangible assets of $4.4 million, or approximately $0.08 per share, related to our recent acquisition of USSU and other potential transactions.
About Meadowbrook Insurance Group
A leader in the alternative risk market, Meadowbrook is a risk management organization, specializing in alternative risk management solutions for agents, professional/trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
This press release may constitute a “free writing prospectus” and an “issuer free writing prospectus” as such terms are defined in Rule 405 and Rule 433, respectively, under the Securities Act of 1933, as amended, and relates to the registration statement on Form S-3 filed by Meadowbrook Insurance Group, Inc. with the Securities and Exchange Commission on May 24, 2007 (Registration No. 333-143244).
Meadowbrook Insurance Group, Inc. has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement related to the offering and the other documents Meadowbrook has filed with the Securities and Exchange Commission for more complete information about Meadowbrook and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or the Investor Relations section of Meadowbrook’s website at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements. Please refer to the Company’s most recent 10-K, 10-Q, and other filings with the Securities and Exchange Commission for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectibility of reinsurance; increased rate pressure on premiums; ability to obtain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; attainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.